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                                                                     EXHIBIT 1


                              LIST OF SUBSIDIARIES


Virsan, S.A. de C.V.
Calza Constitucion Y Calle Rio Mayo
San Luis, R.C.
Sonora, Mexico

Martest International Insurance Co. Ltd.
Penthouse Masters Building
Reid Street
P.O. Box 44846
Hamilton 5, Bermuda

Virtue of California, Inc. (INACTIVE)
2027 Harpers Way
Torrance, CA 90501

Delkay Plastics (INACTIVE)
2027 Harpers Way
Torrance, CA 90501